Filed pursuant to Rule 424(b)(3)
Registration No. 333-88282

DORCHESTER MINERALS, L.P.
3738 OAK LAWN, SUITE 300
DALLAS, TEXAS 75219

SUPPLEMENT NO. 2 TO
PROXY STATEMENT/PROSPECTUS DATED OCTOBER 30, 2002
AS SUPPLEMENTED DECEMBER 13, 2002

THE DATE OF THIS SUPPLEMENT NO. 2 IS JANUARY 24, 2003

Dear Limited Partners,

The following information supplements the proxy statement/prospectus dated October 30, 2002, of Dorchester Minerals, L.P., a Delaware limited partnership, which was previously supplemented by Supplement No. 1 dated December 13, 2002, by which the general partners of Dorchester Hugoton, Ltd., Republic Royalty Company and Spinnaker Royalty Company, L.P. are soliciting proxies and written consents, as applicable, in connection with the special meetings of the limited partners of Dorchester Hugoton and Spinnaker and in lieu of a meeting for Republic. The purpose of the special meetings and written consent is to vote upon the combination of the businesses and properties of Dorchester Hugoton, Republic and Spinnaker into Dorchester Minerals, which will result in the limited partners of the combining partnerships receiving common units of Dorchester Minerals.

This Supplement No. 2 updates information in the proxy statement/prospectus. You should carefully consider the information in this Supplement No. 2 together with the information in the proxy statement/prospectus and Supplement No. 1.

This Supplement No. 2 does not change the proposals previously submitted for your approval. If you have already properly completed and returned a proxy or consent card, as applicable, it will continue to be valid. If you are a Dorchester Hugoton limited partner, you may obtain more information on voting by calling Dorchester Hugoton’s information agent, D.F. King & Co. at (800) 290-6431. In addition, all of the limited partners of Dorchester Hugoton, Republic and Spinnaker may contact the general partners of their respective partnerships for more information.

The combination will not occur unless the limited partners of each of the combining partnerships approve the combination. If you fail to vote by proxy or consent card, as applicable, or in person, it will have the same effect as a vote against the transaction. If you have not already done so, please vote by completing and returning your proxy or consent card, as applicable, so that your vote may be counted. As discussed in the proxy statement/prospectus, we recommend that you vote FOR the combination.

Sincerely,

P.A. Peak, Inc.	SAM Partners, Ltd.
James E. Raley, Inc.	Vaughn Petroleum, Ltd.
General Partners of	General Partners of
Dorchester Hugoton	Republic

Smith Allen Oil &
Gas, Inc.
General Partner of
Spinnaker

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Please see the sections entitled “Summary-Risk Factors” beginning on page 5 and “Risk Factors” beginning on page 16 of the proxy statement/prospectus for a discussion of the risks involved in the combination.

GENERAL

As previously announced, the general partners of Dorchester Hugoton convened the special meeting of depositary receipt holders of Dorchester Hugoton at 10:00 a.m. on December 30, 2002 at the Holiday Inn at 11350 LBJ Freeway at Jupiter Road in Dallas, Texas and certified a quorum for the purpose of adjourning the meeting to a later date and time so that the depository receipt holders could receive and consider the information in this Supplement No. 2 with respect to the proposed combination. The special meeting of depositary receipt holders of Dorchester Hugoton will be reconvened at 10:00 a.m. on January 29, 2003 at the Holiday Inn at 11350 LBJ Freeway at Jupiter Road in Dallas, Texas. The general partner of Spinnaker convened the special meeting of limited partners of Spinnaker at 11:00 a.m. on December 30, 2002 at the Holiday Inn at 11350 LBJ Freeway at Jupiter Road in Dallas, Texas and certified a quorum for the purpose of adjourning the meeting to a later date and time so that the limited partners could receive and consider the information in this Supplement No. 2 with respect to the proposed combination. The special meeting of limited partners of Spinnaker will be reconvened at 11:00 a.m. on January 29, 2003 at the Holiday Inn at 11350 LBJ Freeway at Jupiter Road in Dallas, Texas. Republic’s limited partners will act by written consent in lieu of a special meeting of limited partners.

If the combination is approved by more than 50% of the depositary receipt holders of Dorchester Hugoton, all of the limited partners of Republic and limited partners of Spinnaker holding at least 85.9883% of the sharing percentages of Spinnaker, and if all other conditions to the combination have been satisfied by January 31, 2003, then it is anticipated that the combination will close on January 31, 2003. Please see “The Combination Agreement – Conditions” beginning on page 71 of the prospectus for a description of the conditions to the combination.

If the combination closing occurs in the anticipated manner, Dorchester Hugoton expects to distribute its remaining cash, if any, and our common units received in the combination to its general partners and to its non-dissenting depositary receipt holders who are depositary receipt holders at the close of business on January 31, 2003 as a liquidating distribution. Because of the combination, there will not be an “ex-dividend” date for this liquidating distribution as there would be for a regular distribution. If the closing occurs in the anticipated manner and the liquidating distribution is subsequently made, Dorchester Hugoton anticipates that the liquidating distribution will be reported for tax purposes on a 2003 final K-1 tax statement from Dorchester Hugoton. The actual payment of the liquidating distribution will occur upon each depositary receipt holder’s exchange of Dorchester Hugoton’s depositary receipts for our common units. Dorchester Hugoton expects that depositary receipt holders whose depositary receipts are held for them by a broker or similar custodian should receive their share of any liquidating distribution in February 2003 directly from their broker or custodian.

Any Dorchester Hugoton depositary receipt holder who has suspended passive activity losses at the time of the combination, including losses from the short taxable period beginning on January 1, 2003 and ending on the date of the combination, will not be able to deduct those losses until that partner sells all of our common units held by that partner in a fully taxable transaction with an unrelated third party. The losses for the short period beginning on January 1, 2003 and ending on the date of the combination are expected to be approximately $0.50 per depositary receipt, assuming the combination occurs on January 31, 2003, as planned. A partner will not be able to offset these losses against other income allocated to the partner by us. A partner will be entitled to recognize otherwise suspended passive activity losses to the extent the partner receives a distribution of money upon the liquidation of Dorchester Hugoton in excess of the partner’s basis in his partnership interest in Dorchester Hugoton.

OUR INITIAL QUARTERLY DISTRIBUTION

After closing and in the regular ongoing course of our business, we will distribute to our limited partners and general partner according to their respective interests, within 45 days of the end of each fiscal quarter, an amount equal to all “available cash” with respect to that quarter. Available cash means all cash and cash equivalents on hand at the end of that quarter, less any amount of cash reserves that our general partner determines is necessary or appropriate to provide for the conduct of its business or to comply with applicable law or agreements or obligations to which we may be subject. Due to the timing of our receipt of production revenues, our initial quarterly distribution will generally reflect two months of production from the royalty properties and one month of production from properties underlying the Operating ORRIs. This is a one-time occurrence associated with the creation of the Operating ORRIs and the delay in our receipt of revenue, as well as the extension of the anticipated closing date to January 31, 2003. Subsequent quarterly distributions will generally reflect three months of production from the royalty properties and the properties underlying the Operating ORRIs. Our initial quarterly distribution will also reflect payment of costs and expenses for which we are responsible that will be incurred and paid upon the successful consummation of the combination. These costs include Nasdaq listing fees, director and officer insurance premiums, recording and filing fees and legal expenses associated with the closing of the combination.

CHANGES TO AGREEMENTS

The parties to the combination have agreed to certain changes to the agreements with respect to the combination and our partnership that are described below and in Annex A to this supplement. The respective general partners of the combining partnerships believe that such modifications will not adversely affect the fundamental economic terms of the combination for the limited partners of Dorchester Hugoton or Spinnaker or for the Republic ORRI owners and will be generally favorable to our common unit holders. The total number of our common units to be issued in the combination and the number of common units allocated to each combining partnership will remain the same. As a result of these changes, the number of our common units allocated to Republic will be allocated differently among the general partners of Republic and the Republic ORRI owners as described below, but such reallocation will have no effect on the partners of either Dorchester Hugoton or Spinnaker. Each unit of Dorchester Hugoton will still be exchanged for one common unit of our partnership. Each holder of Dorchester Hugoton units as of the close of business on January 31, 2003 will still receive a liquidating cash distribution upon the exchange of its Dorchester Hugoton units.

OUR PARTNERSHIP AGREEMENT

The parties to the combination agreement have amended the combination agreement to provide for the following changes to our partnership agreement as set forth on Annex A to this supplement:

•
our general partner will be under a fiduciary duty to conduct our affairs in a manner that it reasonably believes to be in, or not inconsistent with, the best interests of our partnership and our limited partners, which requires our general partner and its affiliates, other than members of the Advisory Committee and non-manager officers of affiliates of our general partner, to take into account the interest of our partnership and limited partners with respect to actions that our general partner or its affiliates may take in its or their sole discretion;

•
our general partner is required to seek approval of a majority of the members of the Advisory Committee as to our general partner’s proposed resolution of a conflict of interest involving our general partner or any of its affiliates, and our general partner may not use its “sole discretion” in determining whether a potential conflict of interest exists;

•
in order to avoid unrelated business taxable income, our general partner is (i) prohibited from incurring certain types and amounts of indebtedness and (ii) prohibited from directly owning working interests or cost bearing interests and, in the event that any of our assets become working interests or cost bearing interests, required to assign such interests to Dorchester Minerals Operating LP subject to the reservation of an overriding royalty interest;

•
with respect to the definition of “available cash,” cash reserves for acquisitions may only be excluded from available cash to the extent that the acquisition is subject to a binding agreement or non-binding letter of intent;

•
in the event that we acquire additional properties for a combination of cash and limited partner interests, including common units, (i) the cash component of the acquisition consideration shall be no more than 5% of our aggregate cash distributions for the four most recent quarters and (ii) the amount of our limited partner interests issued in the acquisition shall not exceed 10% of the outstanding limited partner interests after giving effect to the issuance;

•
we may not issue additional limited partner interests and other equity securities that have greater rights or powers than our common units without approval of the holders of a majority of our common units;

•
we will hold an annual meeting of limited partners for the purpose of electing members of the Advisory Committee beginning in 2004, and we have adopted procedures relating to the conduct of limited partner meetings as described on Exhibit A to Annex A to this supplement;

•	we have deleted our anti-takeover provision relating to the loss of voting rights described under “The Partnership Agreement—Change of Management Provisions” beginning on page 183 of the prospectus;

•
special meetings of limited partners may be called by our general partner or by limited partners owning 20% or more of our limited partnership interests, provided that our limited partners may not call more than one special meeting every 12 months; and

•
our general partner and its affiliates have the right to include their common units in a registration requested by a holder of demand registration rights, other than our general partner or its affiliates, in addition to the previously agreed to right to include their common units in offering of units by us for cash.

We and the general partners of the combining partnership believe that these amendments are favorable to our limited partners because the amendments will further clarify our objective to avoid unrelated business taxable income and will provide our limited partners the increased ability to influence the governance of our partnership.

THE REGISTRATION RIGHTS AGREEMENT

We have amended the proposed registration rights agreement among us and the Republic ORRI owners described under “The Combination—Preparatory Steps—Reorganization of Republic” beginning on page 65 of the prospectus to provide for the following changes as set forth on Annex A to this supplement:

•
the holders of registration rights shall have the right to four demand and unlimited piggyback registrations, provided that no more than two demand registrations may be offered on a continuous basis on Form S-3;

•	we will pay all costs and expenses incidental to registration, other than underwriting discounts and commissions;

•
the period during which the Republic ORRI owners may exercise registration rights has been extended until the later of (i) December 31, 2010, (ii) two years following the withdrawal of our general partner from our partnership or (iii) the termination of registration rights granted to our general partner and its affiliates in our partnership agreement;

•	with respect to underwritten offerings, the holders of registration rights shall have the right to select the underwriter or underwriters, who shall be reasonably acceptable to us;

•	the standard for “best efforts” that we must use in complying with our obligations under the registration rights agreement has been amended;

•
we are required to keep a registration statement in connection with a demand registration effective for 180 days, unless all of the securities covered by the registration statement have been sold earlier;

•	we may only postpone a demand registration for 90 days in certain circumstances;

•	we represent and covenant that any registration statement filed pursuant to the registration rights agreement will not contain any material misstatement or omission;

•
the holders of registration rights will not be liable to us for indemnification or contribution, but will represent that information provided by the holders in the registration statement will not contain a material misstatement or omission;

•	the holders agree to a “market-standoff” for 180 days from our request to the holders to standoff;

•	each holder may assign or subdivide its rights under the registration rights agreement to no more than four persons without our consent;

•	we will enter into and deliver customary agreements and documents and cooperate with underwriter due diligence; and

•	we will facilitate the delivery of securities upon a sale by a holder pursuant to the registration rights agreement.

THE BUSINESS OPPORTUNITIES AGREEMENT

The parties to the business opportunities agreement have amended the obligation of certain parties described under “The Business Opportunities Agreement—Contractual Obligations of Certain Affiliates—Offer of Right to Negotiate” on page 174 of the prospectus to provide for the following changes as set forth on Annex A to this supplement:

•	the obligation will apply if the purchase price of the oil and natural gas interests exceeds 3% of our market capitalization;

•
beginning on January 1, 2004, a manager of Dorchester Minerals Management GP LLC that is also an affiliate of a GP Party, an officer of Dorchester Minerals Management GP LLC or any of their subsidiaries must notify us of all opportunities described in this section, regardless of the amount of the purchase price;

•
the oil and gas interests covered by this obligation include working or other cost bearing interests to the extent that the interests are within the geographic boundaries of properties in which we have an interest; and

•	a notifying party must provide written notice to us at least 21 days prior to the consummation of a transaction covered by the obligation.

We and the general partners of the combining partnerships believe that these amendments are favorable to our limited partners because the amendments may result in a greater number of business opportunities that must be presented to us and will provide us greater flexibility to consider and pursue such opportunities.

ELECTION OF ADVISORY COMMITTEE MEMBERS

As set forth on Annex A to this supplement, our partnership agreement and the amended and restated limited liability company agreement of Dorchester Minerals Management GP LLC have been amended to provide that, beginning in 2004, the members of the Advisory Committee will be elected at an annual meeting of our limited partners. Beginning with the 2004 annual meeting of limited partners, the appointment rights described under “Management—Management of the General Partner—Independent Managers” on page 157 of the prospectus shall consist of the right to cause our general partner to nominate persons for election as a member of the Advisory Committee.

LOCK-UP AGREEMENT WITH WILLIAM CASEY MCMANEMIN

The combination agreement has been amended, as set forth on Annex A to this supplement, to provide that, as a condition to the obligation of the combining partnership to consummate the combination, William Casey McManemin will enter into a lock-up agreement that covers our common units owned directly by Mr. McManemin or in which he has an economic interest on the date of consummation of the combination. The lock-up agreement will not prohibit (i) limited partnerships in which Mr. McManemin has an economic interest solely as a limited partner from transferring our common units and (ii) a partnership or entity in which Mr. McManemin serves as a general partner or officer from making an in-kind distribution of our common units to its owners, provided that our common units distributed to Mr. McManemin, or a partnership or entity of which he is general partner or officer, will be subject to the terms of the lock-up agreement. The lock-up agreement will permit Mr. McManemin to (i) make bona fide gifts or charitable donations of up to 50,000 common units during the first two years of the lock-up agreement and (ii) make certain transfers to, or for the benefit of, his immediate family. The lock-up provisions will lapse as to 25% of the securities covered by the lock-up agreement on each of the second, third and fourth anniversaries of the consummation of the combination. The remaining 25% of the common units will be subject to the lock-up provisions until Mr. McManemin ceases to be a manager of Dorchester Minerals Management GP LLC.

TRANSFER RESTRICTION AGREEMENT

The Contribution Agreement has been amended, as set forth on Annex A to this supplement, to provide that the general partners of the combining partnerships may not assign any of their interests in Dorchester Minerals Management LP or Dorchester Minerals Management GP LLC prior to December 31, 2010, other than assignments or transfers to other general partners of the combining partnerships or for the benefit of certain family members.

ASSIGNMENT OBLIGATION OF DORCHESTER MINERALS OPERATING LP

The agreement of limited partnership of Dorchester Minerals Operating LP has been amended, as set forth on Annex A to this supplement, to provide that it may not sell or transfer any working interests owned by it and that underlie the Operating ORRIs, unless the related Operating ORRIs are sold or transferred at corresponding prices.

REPUBLIC REORGANIZATION

In connection with the reorganization of Republic described under “The Combination—Preparatory Steps—Reorganization of Republic” beginning on page 65 of the prospectus, the general partners of Republic and the Republic ORRI owners have agreed to eliminate the APO Partnership as a limited partner of Republic following the reorganization of Republic. The purpose of the APO Partnership would have been to preserve after the combination, through the APO Partnership’s ownership of our common units received in the combination, the variable interests of the Republic general partners and the Republic ORRI owners that currently exist in the Republic ORRI documentation. See the discussion of the Republic ORRIs under “Information Regarding Republic – General” beginning on page 127 for more information on these variable interests. In eliminating the APO Partnership, the general partners of Republic have ageed that the Republic ORRI owners will directly own all of our common units that would have been allocated to the APO Partnership.

The beneficial ownership of Republic sharing percentages and our common units shown for each of the Republic ORRI owners listed under “Information Regarding Republic—Security Ownership” beginning on page 139 and under “Security Ownership of Certain Beneficial Owners and Management” beginning on page 176 include all of the interests which would have been held by the APO Partnership because the Republic ORRI owners would have been deemed to control the APO Partnership. As a result of the elimination of the APO Partnership, the beneficial ownership of Republic sharing percentages and our common units shown for each of the Republic ORRI owners listed under “Information Regarding Republic—Security Ownership” beginning on page 139 and for each Republic ORRI owner listed under “Security Ownership of Certain Beneficial Owners and Management” beginning on page 176 will decrease by an amount ranging from between 0.1% and 3.2%, in the case of Republic sharing percentages, and by an amount ranging from between 2.9% and 3.5%, in the case of our common units, because each of the Republic ORRI owners will directly own a portion of the total number of Republic sharing percentages and our common units that would have been held by the APO Partnership. The beneficial ownership of Republic sharing percentages and our common units attributed to William Casey McManemin, H.C. Allen, Jr. and Robert C. Vaughn as described under “Information Regarding Republic—Security Ownership” beginning on page 139 and “Security Ownership of Certain Beneficial Owners and Management” beginning on page 176 will not change as a result of the elimination of the APO Partnership since they were not deemed to control the APO Partnership and consequently were not attributed any beneficial ownership in those tables. However, as a result of these changes and contrary to the final sentence of footnotes 4, 5 and 7 on page 177 of the prospectus, these individuals will have no economic interest in our common units that would have been held by the APO Partnership. This restructuring will not change the total number of our units to be issued in the combination or the number of our common units allocated to each of the combining partnerships.

As a result of this restructuring, the combination agreement has been amended as set forth on Annex A to this supplement so that we will not be required to enter into an indemnification agreement with the APO Partnership with respect to certain litigation involving Republic described under “Information Concerning Republic—Legal Proceedings” on page 138 of the prospectus. As described under “Information Concerning Republic Legal Proceedings” on page 138 of the prospectus, Republic has settled the Salinas litigation, which eliminates the need for any indemnification of our partnership with respect to this matter.

ADDITIONAL INFORMATION

See “Where You Can Find More Information” beginning on the inside front cover page of the proxy statement/prospectus for more information on documents incorporated by reference and how to obtain them.

YOU ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE COMBINATION, INCLUDING INFORMATION ABOUT (1) THE MANNER IN WHICH THE TERMS OF THE COMBINATION WERE DETERMINED AND (2) CONFLICTING INTERESTS OF THE GENERAL PARTNERS OF THE COMBINING PARTNERSHIPS IN RECOMMENDING THE COMBINATION. COPIES OF THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST FROM DORCHESTER MINERALS C/O DORCHESTER MINERALS MANAGEMENT GP LLC, 3738 OAK LAWN, SUITE 300, DALLAS, TEXAS 75219. YOU MAY ALSO OBTAIN THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS RELATING TO THE COMBINATION FREE THROUGH THE INTERNET WEB SITE THAT THE SEC MAINTAINS AT WWW.SEC.GOV.

ANNEX A

January 22, 2003

To the Republic ORRI Owners and the
Limited Partners of Dorchester Hugoton, Ltd.
and Spinnaker Royalty Company, L.P.

In connection with the proposed combination of the business and properties of Dorchester Hugoton, Ltd. (“DHL”), Republic Royalty Company (“RRC”), and Spinnaker Royalty Company, L.P. (“SRC”) into Dorchester Minerals, L.P. (the “Partnership”) pursuant to that certain Combination Agreement, dated December 13, 2001, as amended (the “Combination Agreement”), among DHL, RRC, SRC, the Partnership, Dorchester Minerals Management LP (the “General Partner”), Dorchester Minerals Management GP LLC (the “Management GP”) and Dorchester Minerals Operating LP, and the Contribution Agreement, dated December 13, 2001 (the “Contribution Agreement”), the undersigned hereby agree to the following matters. Capitalized terms used herein but not otherwise defined shall have the meanings attributed to them in the applicable document in which context they are used.

Amended and Restated Partnership Agreement

The Combination Agreement is amended to provide that the Amended and Restated Agreement of Limited Partnership of the Partnership, the form of which is attached as Exhibit 1.2 to the Combination Agreement (the “Partnership Agreement”), is amended to provide for the following:

•
The General Partner shall be under a fiduciary duty and obligation to conduct the affairs of the Partnership in a manner that it reasonably believes to be in, or not inconsistent with, the best interests of the Partnership and the Limited Partners. The foregoing statement is intended to modify Section 7.9(b) of the Partnership Agreement as to the General Partner and its Affiliates other than the members of the Advisory Committee and non-manager officers of Affiliates of the General Partner.

•
Notwithstanding any provision to the contrary in the Partnership Agreement (including Sections 7.5, 7.6 and 7.9), whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership or any of its Partners, on the other, the General Partner in connection with its resolution of such conflict is required to seek Special Approval of such resolution. Further, the General Partner shall not be entitled to use its “sole discretion” (as defined in the Partnership Agreement) in determining whether a potential conflict of interest exists.

•
Notwithstanding any provision to the contrary in the Partnership Agreement (including Section 7.1(a)(i)), to the extent necessary to avoid unrelated business taxable income, the General Partner is prohibited from incurring indebtedness, excluding trade payables, (i) in excess of $50,000 in the aggregate at any given time or (ii) which would constitute “acquisition indebtedness” (as defined in Section 514 of the Internal Revenue Code of 1986, as amended).

•
Notwithstanding any provision to the contrary in the Partnership Agreement (including Section 7.1(a)(xiii)), to the extent necessary to avoid unrelated business taxable income, the General Partner shall not cause the Partnership to acquire working interests or cost bearing interests in any oil and gas leases or similar assets. In the event that any of the assets of the Partnership become working interests or cost bearing interests, the General Partner shall cause such assets to be assigned to the Operating Subsidiary in accordance with the Royalty/NPI Agreement.

•
The definition of “Available Cash” is amended to (i) delete the phrase “in the reasonable discretion of the General Partner” and (ii) provide that cash reserves for acquisitions may only be excluded from the calculation of Available Cash to the extent such acquisitions are the subject of a binding agreement or a non-binding letter of intent. Further, Section 7.9(b) is amended to delete the next to last sentence.

•
Notwithstanding any provision to the contrary in the Partnership Agreement (including Sections 5.7 and 7.3(c)), in the event that the Partnership acquires properties for a combination of cash and Partnership Interests, (i) the cash component of the acquisition consideration shall be equal to or less than 5% of the aggregate cash distributions made by the Partnership for the four most recent Quarters and (ii) the amount of Partnership Interests to be issued in such acquisition, after giving effect to such issuance, shall not exceed 10% of the outstanding Limited Partnership Interests.

•
Notwithstanding any provision to the contrary in the Partnership Agreement (including Section 5.6(a)), the Partnership is prohibited from issuing any Partnership Securities having greater rights or powers than the common units of the Partnership, and any options, rights, warrants, and appreciation rights relating to such Partnership Securities, unless such issuance is approved by a Unit Majority.

•
Notwithstanding anything to the contrary in Article XIII of the Partnership Agreement, the Partnership shall, beginning in 2004, hold an annual meeting of limited partners of the Partnership. In connection with the annual meeting, (i) the members of the Advisory Committee will be elected by a plurality of the votes of the Outstanding Limited Partnership Interests present at the meeting in person or by proxy and entitled to vote in the election and (ii) such other business will be transacted as is properly brought before the meeting. Members of Management GP who in the original form of Limited Liability Company Agreement of Management GP, attached as Exhibit A to the Contribution Agreement (the “Management GP Agreement”), had the right to appoint persons to serve as members of the Advisory Committee (i) shall have the right to appoint persons to serve as members of the Advisory Committee until the Partnership’s 2004 annual meeting of limited partners and (ii) beginning with the 2004 annual meeting of limited partners, shall have the right to cause the General Partner to nominate persons for election as members of the Advisory Committee in accordance with the Management GP Agreement. In addition, limited partners may nominate additional persons for election as a member of the Advisory Committee in accordance with the procedures as set forth in Exhibit A attached hereto. The Partnership Agreement is amended to include the provisions contained in Exhibit A.

•
The definition of “Outstanding” is amended to mean “with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination.”

•
Notwithstanding anything to the contrary in newly renumbered Section 13.5, special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed, provided that the Limited Partners shall only be entitled to call one special meeting every 12 months. Section 13.5, as newly renumbered, is amended to include the provisions contained in Exhibit A.

•
Section 7.12(b) is amended to provide that the General Partner or its Affiliates have the right to “piggyback” on a registration requested by a holder, other than the General Partner and its Affiliates, of demand registration rights, provided that the party exercising the demand registration may, at any time, abandon or delay any such registration initiated by it. If the proposed offering upon which the General Partner or its Affiliates exercise their piggyback rights shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the General Partner or its Affiliates electing to exercise piggyback rights in writing that in their opinion the inclusion of all of the securities would adversely and materially affect the success of the offering, the securities that shall be included in such offering shall be allocated among the parties exercising demand registration rights and the General Partner or its Affiliates exercising piggyback registration rights in proportion to the total number of securities that the parties exercising demand registration rights propose to register in relation to the total number of securities that the General Partner or its Affiliates exercising piggyback registration rights propose to register.

Transfer Restriction Agreement

The Contribution Agreement is amended to provide that Article IV of the Transfer Restriction Agreement, the form of which is attached as Exhibit C to the Contribution Agreement, is amended to provide that permitted sales to third parties, subject to a right of first refusal, may not be made prior to December 31, 2010.

Lock-Up Agreement of William Casey McManemin

The Combination Agreement is amended to provide that as a condition to the obligation of the parties to the Combination Agreement to consummate the combination, the Partnership and William Casey McManemin will enter into a lock-up agreement that prohibits the Disposition of any of the Securities, owned at the time of execution of the lock-up agreement by Mr. McManemin directly or with respect to which Mr. McManemin has an economic interest (“Covered Securities”), until the second anniversary of the closing of the combination. The lock-up agreement shall expire as to 25% of the initial amount of the Covered Securities upon each of the second, third and fourth anniversaries of the closing of the combination, such that following the fourth anniversary of the closing of the combination, Mr. McManemin is permitted to sell up to 75% of the initial amount of the Covered Securities, which restriction shall continue until such time as Mr. McManemin ceases to be a manager of Management GP. In no event shall the lock-up agreement cover securities which Mr. McManemin beneficially owns, or is deemed to beneficially own, but in which he does not have an economic interest. Limited partnerships in existence on the date of the lock-up agreement and in which Mr. McManemin has an economic interest solely as a limited partner which, in the aggregate, represent less than 5% of the Covered Securities shall not be prohibited from making a Disposition with respect to any or all of the Covered Securities owned by the limited partnership. A partnership or entity of which Mr. McManemin is an officer or general partner shall not be prohibited from making an in-kind distribution of Covered Securities to its owners, provided that any Covered Securities distributed to Mr. McManemin, or a partnership or entity of which Mr. McManemin is a general partner or officer, will be subject to the provisions of the lock-up agreement. The prohibition on a Disposition of Covered Securities will be subject to exceptions for (i) bona fide gifts and charitable contributions of up to a total of 25,000 common units during the first two years of the lock-up agreement and (ii) transfers to members of Mr. McManemin’s immediate family, or a trust or trusts for the benefit of any of such family members, provided that such family member or trust agrees in writing to be subject to the provisions of the lock-up agreement.

Operating Subsidiary Limited Partnership Agreement

The Agreement of Limited Partnership of the Operating Subsidiary, dated December 12, 2001, is amended to provide that the Operating Subsidiary may not sell or transfer any working interests owned by it and which underlie the overriding royalty interests in such properties held by the Partnership (the “Operating ORRIs”), unless the related Operating ORRIs are sold or transferred simultaneously at corresponding prices.

Amended and Restated LLC Agreement of Management GP

The Contribution Agreement is amended to provide that Section 8.2 of the Management GP Agreement is amended to provide that the Appointment Rights shall consist of (i) the right to appoint persons to serve as members of the Advisory Committee until the Partnership’s 2004 annual meeting of limited partners and (ii) beginning with the 2004 annual meeting of limited partners, the right to cause the General Partner to nominate persons for election as members of the Advisory Committee in accordance with the Management GP Agreement and that such nominees will be elected by the limited partners of the Partnership in accordance with the Partnership Agreement of the Partnership.

Business Opportunities Agreement

Section 3 of the Business Opportunities Agreement, dated December 13, 2001, is amended to provide that (i) “Oil and Gas Interests” shall mean oil and gas interests, including but not limited to, (a) oil and gas net profits interests, (b) royalty interests and other mineral interests and (c) to the extent such interests are within the geographic boundaries of any lease, tract, unit or parcel of land then owned by the Partnership or in which the Partnership at that time has an interest, working interests or other cost bearing interests; (ii) the purchase price of a Qualifying Acquisition Opportunity shall be greater than three percent (3%) of the Market Capitalization of the Partnership; (iii) beginning on January 1, 2004, a Manager of Management GP that is also an Affiliate or employee of (a) the GP Parties or any Subsidiary thereof or (b) any Officer or any Subsidiary thereof shall also be subject to the obligations provided in Section 3 and such obligations on such Manager will apply to all opportunities without regard to the amount of the purchase price and (iv) that the Notifying Party must provide written notice to the Partnership at least 21 days prior to the consummation of the transactions contemplated by the Purchase Agreement.

Indemnity Agreement

The Combination Agreement is amended to delete Section 11.18, which would have required that the Partnership and an affiliate of Republic Royalty Company, LP enter into an indemnity agreement in connection with certain litigation.

Registration Rights Agreement

The proposed Registration Rights Agreement among the Partnership and the Republic ORRI owners (the “Registration Rights Agreement”) is amended to provide for the following (the specific provisions of the Registration Rights Agreement being amended are shown in parentheses below):

•	“Best Efforts” is defined as “a Person’s reasonable best efforts without the incurrence of unreasonable expense” (Section 1).

•	The Partnership will bear all expenses arising from a registration of securities pursuant to the Registration Rights Agreement, other than underwriting discounts and commissions (Section 4).

•
The holders of Registrable Securities are entitled to four demand and unlimited piggyback registrations, provided that not more than two demand registrations may be Form S-3 shelf registrations (Section 2).

•
The holders of Registrable Securities are entitled to “piggyback” (i) on a registration by the Partnership for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan) and (ii) on a registration requested by the General Partner and its Affiliates pursuant to demand registration rights, provided that the party exercising the demand registration may, at any time, abandon or delay any such registration initiated by it. If the proposed offering upon which the holders of Registrable Securities exercise their piggyback rights shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holders electing to exercise piggyback rights in writing that in their opinion the inclusion of all of such Holder’s Partnership Securities would adversely and materially affect the success of the offering, the securities that shall be included in such offering shall be allocated among the Partnership or the parties exercising demand registration rights, as applicable, and the Holders exercising piggyback registration rights in proportion to the total number of securities that the Partnership or the parties exercising demand registration rights, as applicable, propose to register in relation to the total number of Registrable Securities that the Holders exercising piggyback registration rights propose to register.

•	The Partnership will cause a demand registration to remain effective for 180 days, unless all securities covered by such registration have been sold (Section 2.1(a)(ii)).

•
The Partnership may postpone a demand registration 90 days if such postponement is in the best interests of the Partnership and its partners due a pending transaction, investigation or event (Section 2).

•	In the event a demand registration involves an underwritten offering, the underwriter(s) shall be selected by the Holders and reasonably acceptable to the Partnership (Section 2.1(d)).

•
Registration rights will not terminate until the later of (i) December 31, 2010, (ii) 2 years following the withdrawal of the General Partner as the general partner of the Partnership or (iii) the termination of registration rights granted to the General Partner and its affiliates (Section 2.3).

•	The Partnership represents and covenants that any registration statement covering sales by a Holder pursuant to the Registration Rights Agreement will not contain material misstatements or omissions.

•
The obligation of the Partnership to amend or supplement a prospectus to keep a registration statement available for use may be suspended for up to 30 consecutive and 60 non-consecutive days if the amendment or supplement would require the disclosure of information that the Partnership has a bona fide business purpose for keeping confidential (Section 3(b)).

•	The Holders will agree to market-standoff for a period of 180 days from the date of request to standoff (Section 5(a)).

•
Holders will not be required to indemnify, or provide contribution to, the Partnership for losses arising from the registration of securities pursuant to the Registration Rights Agreement (Section 6(b) and Section 6(d)).

•
Each Holder represents and covenants that any information provided by such Holder with respect to a registration pursuant to the Registration Rights Agreement will not contain material misstatements or omissions (Section 6(b)).

•	Each Holder may assign or subdivide its rights pursuant to the Registration Rights Agreement directly to no more than four Persons without prior written consent of the Partnership (Section 8).

•
The Partnership agrees to enter into customary underwriting agreements, cooperate in any due diligence conducted by underwriters, and deliver or cause to be delivered to the Holders and the underwriters, if any, any certificates, opinions or comfort letters customarily required.

•	The Partnership agrees to facilitate the delivery of the Registrable Securities upon any sale by a Holder pursuant to the Registration Rights Agreement.

The undersigned parties agree that the foregoing will be effective for all purposes under the Combination Agreement and the agreements contemplated by it. The undersigned parties shall amend and restate the documents referred to above that have previously been executed and will revise such documents that are to be executed at closing, each in a manner consistent with the foregoing, and shall execute such documents as amended and restated or revised, as applicable, at the closing of the combination transaction.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

Each of the undersigned parties has caused this letter to be executed on its behalf by its representative thereunto duly authorized, all as of the date first above written.

DORCHESTER HUGOTON, LTD.

By:	P.A. Peak, Inc., General Partner

	By:	/s/ Preston A. Peak
President

By:	James E. Raley, Inc., General Partner

	By:	/s/ Preston A. Peak
Attorney-in-Fact

REPUBLIC ROYALTY COMPANY

By:	SAM Partners, Ltd., General Partner

	By:	SAM Partners, Inc., General Partner

		By:	/s/ Casey McManemin
Vice President

By:	Vaughn Petroleum, Ltd., General Partner

	By:	VPL(GP), LLC, General Partner

		By:	/s/ Robert C. Vaughn
Manager

SPINNAKER ROYALTY COMPANY, L.P.

By:	Smith Allen Oil & Gas, Inc., General Partner

	By:	/s/ Casey McManemin
Vice President

DORCHESTER MINERALS, L.P.

By:	Dorchester Minerals Management LP, General Partner

	By:	Dorchester Minerals Management GP LLC, General Partner

		By:	/s/ Casey McManemin
Chief Executive Officer

DORCHESTER MINERALS MANAGEMENT LP

By:	Dorchester Minerals Management GP LLC, General Partner

	By:	/s/ Casey McManemin
Chief Executive Officer

DORCHESTER MINERALS MANAGEMENT GP LLC

By:	/s/ Casey McManemin
Chief Executive Officer

DORCHESTER MINERALS OPERATING LP

By:	Dorchester Minerals Operating GP LLC, General Partner

	By:	/s/ Casey McManemin
Chief Executive Officer

DORCHESTER MINERALS OPERATING GP LLC

By:	/s/ Casey McManemin
Chief Executive Officer

P.A. PEAK, INC.

By:	/s/ Preston A. Peak
President

JAMES E. RALEY, INC.

By:	/s/ Preston A. Peak
Attorney-in-Fact

SAM PARTNERS, LTD.

By:	SAM Partners, Inc., General Partner

	By:	/s/ Casey McManemin
Vice President

VAUGHN PETROLEUM, LTD.

	By:	VPL(GP), LLC, General Partner

	By:	/s/ Robert C. Vaughn
Vice President

SMITH ALLEN OIL & GAS, INC.

By:	/s/ Casey McManemin
Vice President

/s/ Casey McManemin
Casey McManemin

/s/ H.C. Allen, Jr.
H.C. Allen, Jr.

/s/ James E. Raley by Preston A. Peak, Attorney-in-Fact
James E. Raley

Exhibit A

The following shall be inserted as a new Section 13.4 of the Partnership Agreement and the subsequent sections shall be renumbered.

SECTION 13.4.    Annual Meetings.

(a)    Beginning in 2004, an annual meeting of Limited Partners shall be held for the election of the members of the Advisory Committee, on the first Wednesday of May if not a legal holiday, and if a legal holiday then on the next business day following, at 10:00 a.m., or at such date and time as may be designated by resolution of the Board of Managers from time to time and stated in the notice of the meeting, to elect the members of the Advisory Committee by a plurality and to transact such other business as is properly brought before the meeting in accordance with this Agreement. Annual meetings of Limited Partners shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Managers and stated in the notice of the meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each Limited Partner entitled to vote at such meeting and holding of record not less than ten (10) nor more than sixty (60) days before the date of the meeting.

(b)    To be properly brought before an annual meeting, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Managers, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Managers, or (iii) otherwise (A) be properly requested to be brought before the meeting by a Limited Partner of record entitled to vote in the election of the members of the Advisory Committee generally and (B) constitute a proper subject to be brought before the meeting. In order for business (other than the election of the members of the Advisory Committee) to be properly brought before the annual meeting of Limited Partners by a Limited Partner, the business must be legally proper, and written notice of such Limited Partner’s intent to bring such matter before the annual meeting of Limited Partners must be delivered, either by personal delivery or by United States mail, postage prepaid, to the General Partner of the Partnership. Such notice must be received by the General Partner not later than sixty (60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary of the previous year’s annual meeting, or ninety (90) days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year’s annual meeting. A Limited Partner’s notice to the General Partner shall set forth as to each matter the Limited Partner proposes to bring before the annual meeting of Limited Partners: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the Partnership’s books, of the Limited Partner proposing such business, (iii) the class and number of Limited Partnership Interests of the Partnership which are owned by such Limited Partner and (iv) any material interest of the Limited Partner in such business. No business brought by a Limited Partner shall be conducted at the annual meeting of Limited Partners except in accordance with the procedures set forth in this Section 13.4(b). The filing of a Limited Partner notice as required by this Section 13.4(b) shall not, in and of itself, constitute the bringing of the business described therein before the annual meeting. The chairman of the meeting shall, if the facts warrant, determine that (1) the business proposed to be brought before the meeting is not a proper subject therefor and/or (2) such business was not properly brought before the meeting in accordance with the provisions hereof, and if he should so determine, he shall declare to the meeting that (1) the business proposed to be brought before the meeting is not a proper subject thereof and/or (2) such business was not properly brought before the meeting and shall not be transacted.

(c)    Nominations for the election of the members of the Advisory Committee shall be made by the General Partner and may be made by any Limited Partner entitled to vote for the election of the members of the Advisory Committee and holding of record. Any Limited Partner entitled to vote for the election of the members of the Advisory Committee at a meeting (i.e., any Limited Partner of record) may nominate persons for election as a member of the Advisory Committee only if written notice of such Limited Partner’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the General Partner of the Partnership not later than ninety (90) days in advance of such meeting. Each such notice shall set forth: (1) the name and address of the Limited Partner who intends to make the nomination of the person or persons to be nominated; (2) the name of the person or persons to be nominated; (3) a representation that the Limited Partner is a holder of record of Limited Partnership Interests of the Partnership entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the Limited Partner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Limited Partner; (5) such other information regarding each nominee proposed by such Limited Partner as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the General Partner; and (6) the written consent of each nominee to serve as a member of the Advisory Committee if so elected. The filing of a Limited Partner notice as required by this Section 13.4(c) shall not, in and of itself, constitute the making of the nomination(s) described therein. In order for the nomination of a person to be effective, the Limited Partner who files the notice of intent to nominate such person shall also make the nomination at the meeting. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(d)    Newly created memberships on the Advisory Committee resulting from any increase in the authorized number of members of the Advisory Committee may be filled by the General Partner in accordance with the limited liability company agreement of its general partner. In the event of a vacancy on the Advisory Committee, the member of the general partner of the General Partner that held the appointment or nomination right, as applicable, with respect to such vacating member shall have the right, pursuant to the limited liability company agreement of the general partner of the General Partner, to nominate, and cause the General Partner to appoint, a replacement member of the Advisory Committee. A member of the Advisory Committee appointed to fill a newly created membership or a vacancy in accordance with the foregoing shall serve until the next annual meeting of limited partners.

(e)    In addition to any other applicable requirements, for a Limited Partner proposal to be considered for inclusion in the Partnership’s proxy statement for the annual meeting, the Limited Partner must have satisfied all of the conditions set forth in Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule thereto (the “Proxy Rules”), including particularly the requirement that the Limited Partner give timely written notice of the proposal to the Partnership.

The following shall be inserted into Section 13.10, as renumbered.

Members of the Advisory Committee shall be elected by a plurality of the votes of the Outstanding Limited Interests present in person or by proxy at the meeting and entitled to vote on the election of the members of the Advisory Committee.

The following shall be inserted into Section 13.5, as renumbered.

A Limited Partner’s request to the General Partner shall set forth as to each matter the Limited Partner proposes to bring before the special meeting of Limited Partners: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the Partnership’s books, of the Limited Partner proposing such business, (iii) the class and number of Limited Partnership Interests of the Partnership which are owned by such Limited Partner and (iv) any material interest of the Limited Partner in such business. No business brought by a Limited Partner shall be conducted at the special meeting of Limited Partners except in accordance with the procedures set forth in this Section 13.5. Notwithstanding anything to the contrary, the Limited Partners shall only be entitled to call one special meeting every twelve (12) months.

The following shall be inserted into Section 13.11, as renumbered.

Notwithstanding anything in this Agreement to the contrary, no business shall be conducted at a meeting except in accordance with the procedures and conditions set forth in this Article XIII and the Proxy Rules; provided, however, that nothing in this Article XIII or the Proxy Rules shall be deemed to preclude discussion of any business properly brought before a meeting. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article XIII, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.